SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-A

                     FOR REGISTRATION OF CERTAIN SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                WIEN GROUP, INC.
                 (Name of small business issuer in its charter)

                New York                                       13-2614100
(State or jurisdiction of incorporation                  (IRS Employer I.D. No.)
            or organization)

525 Washington Blvd. Jersey City, NJ                              07310
(Address of principal executive offices)                       (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:
                                                       None

         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act Registration Statement file number to which this form relates:

                                   333-86258

Securities to be registered pursuant to Section 12(g) of the Act:

                     Common stock, $0.01 par value per share
                                (Title of class)


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Item 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED

         The Company's certificate of incorporation provides for the authorization of 25,000,000 shares of Common Stock, $0.01 par value, and 1,000 shares of Convertible Preferred Stock, par value $0.01 per share. As of May 15, 2003, 3,020,046 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. As of May 15, 2003, there were 144 Common Stock shareholders. As of May 15, 2003, there were no Convertible Preferred shares issued.

         Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. To date, we have not paid any dividends on our Common Stock, and we do not anticipate paying any dividends in the foreseeable future.

         Each  share  of  our  Common  Stock  is  entitled  to  one  vote.   Our
stockholders have no preemptive rights.

         The transfer agent for our Common Stock is Continental Stock & Trust Company, 17 Battery Place, New York, NY 10004. Their telephone number is 212-509-4000.


Item 2.  EXHIBITS

         The following exhibits to this Registration Statement on Form 8-A are incorporated by reference to the documents specified which have been filed with the Securities and Exchange Commission as part of the Company's Registration Statement of Form SB-2, Commission File No. 333-86258.

         3.1 Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated March 13, 1968, and filed with the State of New York, Department of State on March 18, 1968

         3.2 Certificate of Amendment of Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated June 10, 1968, and filed with the State of New York, Department of State on June 13, 1968

         3.3 Certificate of Amendment of Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated August 29, 1974, and filed with the State of New York, Department of State on September 6, 1974 (changing name to Wien Group, Inc.)


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         3.4      Bylaws  of the registrant  (adopted under  prior name John  De
                  Nigris Associates, Inc.)

         4.1      Form of Certificate of Common Stock of Wien Group, Inc.


                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         WIEN GROUP, INC.
                                         (Registrant)


Date:  May 22, 2003                      By:      /S/ STEPHEN S. WIEN
                                                  ------------------------------
                                                  Stephen S. Wien, President and
                                                  Chief Executive Officer


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